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                                                                      EXHIBIT 99

                              COMPANY PRESS RELEASE

Thursday, April 20, 2000

For Immediate Release

Contact: James F. Arneson, Chief Financial Officer
     (360) 459-1100
     (360) 459-0137  fax


                         FIRST COMMUNITY FINANCIAL GROUP
                         ANNOUNCES STOCK REPURCHASE PLAN

         LACEY, WA. -- April 20, 2000--First Community Financial Group, Inc. announced today that its board of directors has authorized a stock repurchase program. Under the program the company will buy up to 40,000 shares of the company's common stock or approximately 1.8% of the total common shares currently outstanding. The stock repurchase program authorizes the company to make scheduled purchases over time through or through privately negotiated transactions. The planned repurchases will be limited by federal securities laws, as well as other parameters. The company intends to use existing funds to finance the repurchases.

         First Community Financial Group is the parent company of First Community Bank. FCB, with 16 offices in four western Washington counties, offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. The bank also provides a broad range of investment services through its subsidiary FCB Financial Services, Inc. Further information about the bank may be found at www.fcbonline.com.

         Certain statements contained herein may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors. Such risks and uncertainties with respect to the Company include those related to the economic environment, particularly in the region in which the Company operates, competitive products and pricing, fiscal and monetary policies of the federal government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management and asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.